1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 United States +1 202 389 5000 www.kirkland.com	Facsimile: +1 202 389 5200

April 25, 2024

Series Portfolios Trust
c/o U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, Wisconsin 53202

Re:    Series Portfolios Trust
    File Nos. 333-206240; 811-23084 (the “Registration Statement”)

Ladies and Gentlemen:

We hereby consent to the reference to our firm as legal counsel for Series Portfolios Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Kirkland and Ellis LLP

KIRKLAND & ELLIS LLP

cc:    Adam W. Smith

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